Exhibit 99.1
Press Contact:  Jennifer Keavney
Network Associates
(408) 346-3278

Investor Contact:  Kelly Blough
Network Associates
(408) 346-3481

Networks Associates, Inc. Increases Exchange Offer For McAfee.com Corporation

McAfee.com Special Committee Recommends Stockholders Accept
Network Associates Offer

Santa Clara, Calif. April 10, 2002. Networks Associates, Inc. (NYSE: NET) and McAfee.com Corporation (NASDAQ: MCAF) announced today that Network Associates increased its exchange offer for all outstanding shares of McAfee.com Class A common stock. Under the amended offer, McAfee.com stockholders will be offered 0.78 of a share of Network Associates common stock in a tax-free exchange for each outstanding share of McAfee.com Class A common stock. The amended exchange ratio represents a 15.6% increase over the originally proposed exchange ratio of 0.675.

The McAfee.com special committee, comprised of outside and independent directors, upon receiving a fairness opinion from its financial advisor has determined that the price per share is adequate. Based on that determination, McAfee.com’s board of directors has recommended that stockholders accept Network Associates’ amended offer and tender their shares. McAfee.com intends to file today a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission (SEC) providing the details of its recommendation.

The offer remains conditioned on the tender of a sufficient number of McAfee.com Class A shares such that, after the offer is completed, Network Associates would own at least 90% of all outstanding shares of McAfee.com common stock. While this condition may be waived, in no event will the offer be completed if less than a majority of the minority (McAfee.com stockholders other than Network Associates) tender their shares in the offer. Other customary conditions apply to the offer. Also, a condition has been added that the McAfee.com board of directors or special committee shall not have changed its recommendation of the offer, or adopted any structural defense that would or might restrain, prohibit or delay consummation of the offer or the related merger.

Additional Information and Where To Find It

This press release relates to the exchange offer of Networks Associates, Inc. and McAfee.com Holdings Corporation disclosed on a Schedule TO filed on March 29, 2002. The exchange offer is on the terms and subject to the conditions set forth in an exchange offer prospectus, contained in a Registration Statement on Form S-4, dated March 29, 2002, as well as in the related letter of transmittal and other transmittal documents included as exhibits to the Registration Statement, filed by Network Associates with the SEC. Network Associates and McAfee.com Holdings Corporation plan to file an amendment to the Schedule TO and a supplement to the exchange offer prospectus that will include additional information with respect to the increase in the exchange ratio to 0.78 and certain changes to the conditions to exchange the shares tendered in the offer. McAfee.com plans to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC later today. Holders of McAfee.com’s Class A common stock and other interested parties are advised to read McAfee.com’s Solicitation/Recommendation Statement on Schedule 14D-9 as it may be amended from time to time because it contains important information. Holders of McAfee.com’s Class A common stock and other interested parties may obtain, free of charge, copies of the exchange offer prospectus, the prospectus supplement, transmittal documents, the Schedule 14D-9 and other documents filed by Network Associates and McAfee.com with the SEC at the SEC’s Internet website at www.sec.gov. Copies of the exchange offer prospectus, the prospectus supplement and other documents filed by Network Associates with the SEC may also be obtained, when available, free of charge by contacting Network Associates’ Investor Relations Department at 3965 Freedom Circle, Santa Clara, CA 95054 or by contacting D.F. King & Co. Inc., information agent for the offer, at 800-431-9643. Copies of the Schedule 14D-9, when it becomes available, and other filings by McAfee.com with the SEC may also be obtained, free of charge, by contacting McAfee.com’s Investor Relations Department at 535 Oakmead Parkway, Sunnyvale, CA 94085, (408) 992-8100 or by logging on at www.mcafee.com.

About Networks Associates, Inc.

With headquarters in Santa Clara, Calif., Networks Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.nai.com.

About McAfee.com

McAfee.com Corporation is a world-leading provider of managed Web security, optimization and maintenance services. Using a patented system and process of delivering software through an Internet browser, McAfee.com has redefined how software is developed, delivered and experienced by PC users at home and at work, virtually eliminating the need to install, configure and manage the technology on a local PC or network. McAfee.com hosts software application services on its vast technology infrastructure and provides these services to users online through its Web site www.mcafee.com. The company estimates that 30% of its subscriber base is international. For more information, contact McAfee.com at 408-992-8100 or visit http://www.mcafee.com.

Safe Harbor Statement

The foregoing news release contains forward-looking statements. Forward-looking statements include those regarding Network Associates’ exchange offer. Actual results may vary, perhaps materially, from those contained in the forward-looking statements. Network Associates may not complete the exchange offer or the related short-form merger contemplated in this news release. Investors should read Network Associates’ prospectus, tender offer statement and prospectus supplement (when available) and McAfee.com’s Schedule 14D-9 (when available) describing the proposed exchange offer and merger and the documents incorporated therein for a more detailed discussion of the offer and merger and the associated risks and uncertainties.

NOTE: McAfee is a registered trademark of Networks Associates, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

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